EXHIBIT 99.01

News Release Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@alliancebernstein.com	John Meyers, Media 212.969.2301 john.meyers@alliancebernstein.com

ALLIANCEBERNSTEIN ADJUSTS APPROACH TO
DEFERRED INCENTIVE COMPENSATION

Fourth Quarter And Full Year 2011 Results To Reflect Costs Of Non-Cash Compensation
Expenses; Unitholder Distributions to be Unaffected

New York, NY, November 17, 2011 – AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“Alliance Bernstein Holding”) (NYSE: AB) today announced that they are implementing changes to their employee long-term incentive compensation award program designed to better align the costs of employee compensation and benefits with the firm’s current year financial performance, and provide employees with a higher degree of certainty that they will receive the incentive compensation they are awarded.

AllianceBernstein is amending all outstanding deferred incentive compensation awards of active employees, so that employees who terminate their employment or are terminated without cause may continue to vest, so long as the employees do not violate the agreements and covenants set forth in the applicable award agreement, including restrictions on competition, employee and client solicitation, and a claw back for failing to follow existing risk management policies. This amendment results in the immediate recognition in the current quarter of the cost of all unamortized deferred incentive compensation awards from prior years that would otherwise have been expensed in future periods.

In addition, future deferred incentive compensation awards, including awards granted in 2011, will contain the same continued vesting provisions and, accordingly, AllianceBernstein’s annual incentive compensation expense will reflect 100% of the expense associated with the deferred incentive compensation awarded in each year. This approach to expense recognition will more closely match the economic cost of awarding deferred incentive compensation to the period in which the related service is performed.

“The changes we are implementing are good for our employees, the firm and our unitholders,” said Peter S. Kraus, Chairman and Chief Executive Officer. “With more competitive compensation practices, our employees can have greater certainty that they will receive the incentive compensation they are awarded, and we have more flexibility to adjust the mix of deferred and cash compensation to meet the competitive environment. As a result, our firm’s financials will be more reflective of our operating performance in any given year, and we believe we will see a benefit in how our firm and our units are valued.”

As a result of this change, the firm will expense in the current quarter all unamortized deferred incentive compensation awards from prior years and 100% of the expense associated with its 2011 deferred incentive compensation awards. AllianceBernstein currently expects to record a one-time, non-cash charge of approximately $560 million in the fourth quarter of 2011, which will result in an after-tax net operating loss for the fourth quarter and full fiscal year. This charge will not affect adjusted earnings. In addition, the fourth quarter 2011 unitholder distribution will not be affected and will reflect AllianceBernstein’s financial results before this charge is taken. Based on the decline in revenues experienced by the firm thus far this year, the firm expects that the ratio of adjusted compensation to adjusted revenues will increase in the fourth quarter and will approach 50% for the full year.

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2010 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Form 10-Q, other documents AllianceBernstein files with or furnishes to the SEC, and any other public statements issued by AllianceBernstein, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements,” and those listed below, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The expectation that the firm will record a one-time, non-cash charge of approximately $560 million and have a net operating loss in the fourth quarter and full year: The charge and net operating loss we expect this quarter are preliminary. They are based on performance and other assumptions during the quarter and other factors largely beyond our control.

•
The expectation that the ratio of adjusted compensation to adjusted revenues will increase in the fourth quarter and will approach 50% for the full year: Aggregate employee compensation reflects employee performance and competitive compensation levels. Fluctuations in our revenues and/or changes in competitive compensation levels could result in adjusted employee compensation expense exceeding 50% of our adjusted revenues.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At September 30, 2011, AllianceBernstein Holding L.P. owned approximately 37.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 63.1% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our internet site, www.alliancebernstein.com.

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